THIRD LEASE MODIFICATION AGREEMENT

          THIS THIRD LEASE MODIFICATION AGREEMENT, made this 26 day of October, 1998 by and between HARTZ MOUNTAIN PARSIPPANY, a New Jersey general partnership having an office at 400 Plaza Drive, Secaucus, New Jersey 07094 (hereinafter referred to as "Landlord") and EMERSON RADIO CORP., a Delaware corporation having an office at 9 Entin Road, Parsippany, NJ 07054-0430 (hereinafter referred to as "Tenant").

                                   WITNESSETH:

          WHEREAS, by Agreement of Lease dated March 26, 1993, as amended by First Lease Modification Agreement dated July 23, 1993, Landlord leased to Tenant and Tenant hired from Landlord approximately 40,646.75 square feet of Floor Space located on the second floor of 9 Entin Road in Parsippany, New Jersey (hereinafter the "Original Demised Premises"); and

          WHEREAS, pursuant to that certain Second Lease Modification Agreement dated May 15, 1998, Landlord and Tenant agreed, inter alia, to reduce the square footage being leased by Tenant by 21,430.75 square feet such that the Tenant, after said reduction, leased a total of 19,216 square feet of Floor Space on the second floor of the Building located at 9 Entin Road, Parsippany, New Jersey (said 19,216 square feet of Floor Space hereinafter referred to as the "Reduced Demised Premises"; the Lease of March 26, 1993, First Lease Modification Agreement dated July 23, 1993, and Second Lease Modification Agreement dated May 15, 1998, hereinafter collectively referred to as the "Lease") and to extend the Term of the Lease through and including July 31, 2003; and

          WHEREAS, Landlord and Tenant wish to further modify the Lease (a) to reflect an increase in the area of the Reduced Demised Premises and (b) to extend the Term of the Lease such that the Term of the Lease as it relates to all the Floor Space Leased by Tenant shall run for a period of five (5) years commencing on the Commencement Date of the Additional Premises (as those terms are defined hereinbelow) and amend the Lease accordingly;

          NOW, THEREFORE, for and in consideration of the Lease, the mutual covenants herein contained and the consideration set forth herein, the parties agree as follows:

1. All terms set forth herein are as defined in the Lease unless otherwise specifically described hereinbelow.

2. Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, an additional two thousand two hundred ninety three (2293) square feet of Floor Space which Floor Space is outlined in red on the attached Exhibit A (the "Additional Premises"); The Floor Space encompassed by both the Reduced Demised Premises (19,216 square feet) and the Additional Premises (2293 square feet) shall constitute and be hereinafter referred to collectively as the "Demised Premises". All reference in the Lease to the Demised Premises shall be deemed to refer to the Demised Premises as defined in the preceding sentence.

3. The Commencement Date of the Additional Premises shall be October 2, 1998.

4. The Term of the Lease of the Demised Premises (i.e., the Reduced Demised Premises and the Additional Premises) shall be for a period of five (5) years, commencing on the Commencement Date of the Additional Premises and expiring on the date that is the day before the fifth anniversary of the Commencement Date of the Additional Premises if the Commencement Date of the Additional Premises is the first day of the month, or the fifth anniversary of the last day of the month in which the Commencement Date of the Additional Premises occurs if the Commencement Date of the Additional Premises is not the first day of a month.

5. Effective upon the Commencement Date of the Additional Premises, Tenant shall pay Landlord, as and for Fixed Rent for said Additional Premises, at a rate of Twenty Three dollars ($23.00) per square foot of Floor Space of the Additional Premises per annum throughout the Term.

6. Effective upon the Commencement Date of the Additional Premises, Tenant's Fraction shall be increased by one percent (1%) to reflect the Additional Premises such that Tenant's Fraction shall, in total, be eleven percent (11%).

7. Tenant shall pay Landlord, as Additional Rent, the sum of Eight thousand and no/100 dollars ($8,000.00) as its sole contribution to Landlord's Work; said sum to be paid upon execution of this third Lease Modification Agreement. The term "Landlord's Work", as it relates to the Additional Premises shall mean the relocation of the demising wall demising the Demised Premises so as to include the Additional Premises.

8. Effective upon the Commencement Date of the Additional Premises, the number of Tenant's reserved parking spaces will be increased to nine (9).

9. Both parties represent that no broker was instrumental in bringing about or consummating this Third Lease Modification Agreement and that neither party had conversations or negotiations with any broker concerning this Third Lease Modification. Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker.

10. Except as provided herein, all of the terms and conditions of the Lease as amended above are in full force and effect and are confirmed as if fully set forth herein.

          IN WITNESS WHEREOF, the parties hereto have caused this Third Lease Modification Agreement to be duly executed as of the day and year first above written.


ATTEST:                                     HARTZ MOUNTAIN PARSIPPANY
                                            BY:  HARTZ MOUNTAIN INDUSTRIES, INC.

                                            By:  /s/ Irwin A. Horowitz
                                                 Irwin A. Horowitz
                                                 Executive Vice President

ATTEST:                                     EMERSON RADIO CORP.

/s/ Ken Corby                               By:  /s/ John P. Walker
                                                 John P. Walker
                                                 Chief Financial Officer